Exhibit 10.1
CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL
RELEASE OF CLAIMS
     THIS SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) dated as of December 14, 2006 is entered into by and between Stephen K. Onody, an individual (“Executive”), and Lifevantage Corporation (f/k/a Lifeline Therapeutics, Inc.), a Colorado corporation (“Lifevantage”).
     WHEREAS, Lifevantage and Executive entered into an Employment Agreement effective as of November 28, 2005 (the “Employment Agreement”);
     WHEREAS, Lifevantage and the Executive herein desire to terminate Executive’s employment and amend the terms of the Employment Agreement to the extent, and only to the extent, provided herein;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties, intending to be legally bound, agree as follows:
          1. Termination of Employment.
     Executive’s employment with Lifevantage, including any and all director and officer positions with Lifevantage or any partially-owned or wholly-owned subsidiary of Lifevantage, shall terminate effective December 15, 2006 (“Termination Date”).
          2. Severance Payment.
     As full, sufficient and complete consideration for Executive’s promises and releases contained herein, Lifevantage agrees to provide Executive the following:
2.1	Cash Payment. Lifevantage shall provide cash payment to Executive in the following amounts: (a) Executive’s accrued unpaid Base Salary to the Termination Date and any bonus earned but not paid as of the Termination Date; and (b) an amount equal to three (3) months of Executive’s Salary, at the rate in effect as of the Termination Date, not including any bonus, benefits nor other payments, from which the normal payroll and tax deductions will be made (the “Cash Severance”). The Cash Severance shall be paid as follows: (i) subparagraph (a) shall be paid on the Termination Date and (ii) subparagraph (b) shall be paid in equal installments in accordance with Lifevantage’s normal payroll cycle during the three months following the Termination Date.

2.2	Stock Options. As of the Termination Date, stock options for a total of three hundred thirty three thousand three hundred and thirty three (333,333) shares of Lifevantage’s common stock previously have vested pursuant to the Employment Agreement and the Option, as defined in the Employment Agreement, and

Executive’s rights to any additional vesting under the Option shall terminate. Except as provided herein, the terms and conditions of such Option shall continue to be governed and controlled pursuant to the corresponding option agreement.
2.3	Additional Benefits. Lifevantage shall provide Executive with continued long term care insurance and medical insurance, including disability, plans or arrangements for a period of 60 days following the Termination Date (the “Benefit Period”). In addition, Lifevantage shall provide Executive with his personal laptop computer and cash in lieu of any accrued vacation on the Termination Date to be paid in the January 1, 2007 payroll payment.

2.4	COBRA Coverage. Executive shall be eligible for COBRA coverage on the first date following the Benefit Period payable 100% by Executive.

2.5	Consulting Arrangement. In consideration for the foregoing benefits in this Section 2, Executive agrees to provide consulting services to the Board of Directors of Lifevantage in connection with the transition after Executive’s employment during the three-months following the Termination Date, not to exceed 15 hours per week of commitment by Executive.
     For purposes of this Agreement, the consideration set forth in this paragraph 2 shall collectively be referred to as the “Severance.”
          3. Additional Payment or Actions.
     Except as provided under paragraph 2 of this Agreement, Executive agrees that no additional payments or actions of any kind are due under this Agreement or the Employment Agreement, except that reimbursable expenses incurred by Executive prior to the Termination Date shall be paid in accordance with Lifevantage’s established practices
          4. Acknowledgment of Additional Consideration; No Admission.
     Executive acknowledges that the payment and other undertakings described above in Section 2, will fully discharge and satisfy all of Lifevantage’s obligations for monies and any other consideration due to Executive by reason of his employment, including, but not limited to, all Lifevantage’s obligations under the Employment Agreement, and that these undertakings will also provide him with additional monies and undertakings that are not otherwise due to Executive now, nor in the future, and that constitute valuable consideration for Executive’s release of claims and other promises herein. This Agreement is not an admission by either Lifevantage or Executive of any wrongdoing or liability.

          5. Release.
     In exchange for Lifevantage’s payments and other undertakings as described herein, Executive, for himself and his heirs, legal representatives, successors and assigns, does hereby completely release and forever discharge Lifevantage, its parent, subsidiaries and affiliated companies, and their respective shareholders, officers, directors, representatives, employees, former employees, agents, attorneys, successors and assigns (herein collectively the “Releasees”) from all claims, rights, demands, actions, obligations and causes of action of any and every kind, nature and character, known or unknown, that Executive may now have or has ever had or will have against them based on any act or omission that occurred through the date this Agreement is signed, including without limitation : (a) any and all claims of “wrongful discharge,” breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud and defamation; (b) any tort of any nature; (c) any and all claims arising under any federal, state, county or municipal statute, constitution or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and any other laws and regulations relating to Executive’s employment; (d) any and all claims for compensation, bonuses, severance pay, stock options, restricted stock, vacation pay, expense reimbursement, attorneys’ fees and costs; and (e) any and all claims for relief of any kind, regardless of the basis for such claim or the nature of the remedy sought, subject only to the exclusion set forth in the following sentence.
          6. Return of Property.
     To the extent he has not already done so, Executive shall immediately return to Lifevantage all of Lifevantage’s property, including all keys, credit cards, files, documents, business records, customer records, computer discs and other Lifevantage property and assets that may be in his possession or control. Executive shall not keep copies of any documents or other property that he received in his capacity as an officer, employee or director of Lifevantage.
          7. Non-Disclosure Covenant.
     Executive further agrees that Executive will no discuss or otherwise disclose the terms and conditions of this Agreement. Executive will not disclose, discuss nor reveal the monetary or other terms of this Agreement to any other persons, entities or organizations, except his immediate family members, attorneys, tax preparers, financial advisors, and any agency to which he is required to report his income, unless disclosure is compelled by subpoena or other legal process or is necessary to enforce his rights under this Agreement. In the event Executive discloses the terms of this Agreement to any of the aforementioned individuals to whom disclosure is permitted, Executive shall specifically advise the recipient of the confidentiality provision herein and shall expressly condition the disclosure upon the recipient’s agreement to maintain the confidentiality of this Agreement. If at any time in the future Executive believes that he may be required by subpoena or other legal process to disclose the terms of this Agreement, he will provide written notification to Lifevantage immediately, and in no event less than seventy-two (72) hours before any such compelled disclosure is due to be made. Executive recognizes that Lifevantage may disclose part or all of the terms and conditions of this Agreement.
          8. Governing Law.
     This Agreement shall be construed in accordance with the laws of the State of Colorado without regard to the conflicts of laws provisions thereof. Venue for any adjudication hereof shall be only in the appropriate state or federal court in Colorado, and the parties consent to personal jurisdiction in such state and federal courts.
          9. Severability.
     The provisions of this Agreement shall be considered to be separable and independent of each other. In the event any provision of this Agreement is found by a court of competent jurisdiction to be invalid, such finding shall not affect the validity or effectiveness of any or all of the remaining provisions of this Agreement.
          10. Voluntary Execution of Agreement.
     This Agreement is executed voluntarily and without any duress or undue influence on the part or on behalf of the parties hereto, with the full intent of releasing all claims. Each party acknowledges that (i) they have been advised by the other to consult an attorney regarding any potential claims as well as the terms and conditions of this Agreement before executing it, (ii) they have read the Agreement and they fully understand the terms of this Agreement including, without limitation, the significance and consequences of the general release in Section 5 hereof, (iii) they are executing this Agreement in exchange for consideration in addition to anything of value to which they are entitled, and (iv) they are fully satisfied with the terms of this Agreement and are executing this Agreement voluntarily, knowingly and willingly and without duress.
          11. Noncompetition, Nonsolicitation and Confidentiality.
     The terms and conditions set forth in Section 4, Noncompetition, Nonsolicitation, and Section 5, Confidentiality, of the Employment Agreement shall remain in full force and effect. Nothing contained in this Agreement shall be deemed to revoke or limit in any way the provisions and survivability of Sections 4 and 5 of the Employment Agreement.
          12. Cooperation with Legal Proceedings.
     Executive agrees to reasonably cooperate with Lifevantage and any other party upon request of Lifevantage in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Lifevantage, which relate to events or occurrences that transpired while the Executive was employed by

Lifevantage. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness. Executive also agrees to reasonably cooperate, upon the request of Lifevantage or its parent in connection with any investigation or review by any federal, state, or local regulatory authority that relates to events or occurrences that transpired while Executive was employed by Lifevantage.
          13. Non-Disparagement.
     As of the Termination Date, Executive agrees not to make any oral or written statements or otherwise engage in any act that is intended or may reasonably be expected to harm the reputation, business, prospects or operations of Lifevantage or any of its respective directors or executive officers or any persons related to the foregoing. As of the Termination Date, Lifevantage further agrees not to, and to use its reasonable best efforts to ensure that its directors and executive officers will not, make any oral or written statements to employees or members of the Board of Directors of Lifevantage or other outside individuals or otherwise engage in any act that is intended or may reasonably be expected to harm the reputation, business or prospects of Executive.
          14. Public Statements.
     At a time to be determined in Lifevantage’s sole discretion, Lifevantage may issue a statement for dissemination announcing Executive’s resignation. Executive will not issue any statement either within or outside Lifevantage regarding his resignation or the terms of this Agreement without first obtaining Lifevantage’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. However, Executive will, at all times, be permitted to freely state that he has “resigned” from Lifevantage.
          15. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.
          16. Notices.
     All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight carrier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Lifevantage:
Lifevantage Corporation
6400 South Fiddler, Suite 1750
Engelwood, CO 80111
Attention: Corporate Secretary
With a copy to:
Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
Attention: Alan Talesnick, Esq.
If to Executive:
Stephen K. Onody
6640 S. Waco Way
Aurora, CO 80016
          17. Entire Agreement.
     This Agreement constitutes the entire agreement between the parties and supersedes all other agreements and understandings between them that may have related to the subject matters contained herein. This Agreement shall not in any manner limit the obligations of Executive or rights of Lifevantage under Sections 4, 5, 6 and 10 of the Employment Agreement; provided, however, that if there is a conflict between the terms and conditions of this Agreement and the Employment Agreement, the terms and conditions of this Agreement shall control. No modification, amendment nor waiver of any of the provisions of this Agreement shall be effective unless approved in writing by both parties.
     The parties to this Agreement have executed this Agreement as of the day and first written above.

LIFEVANTAGE CORPORATION	EXECUTIVE

By: /s/ John Van Heuvelen	/s/ Stephen K. Onody
Name: John Van Heuvelen	Stephen K. Onody
Title: Chairman